Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-251105) on Form S-8 and in the registration statement (No. 333-261970) on Form S-3 of our report dated March 28, 2022, with respect to the consolidated financial statements of Kinnate Biopharma Inc.
/s/ KPMG LLP
San Diego, California
March 28, 2022